Exhibit 99.2

Contact:      Larry McPherson                            Symbol:      TSIC
              Chief Financial Officer                    Traded:      Nasdaq National
              & Treasurer
              Tropical Sportswear Int'l Corporation
              Tel: (813) 249-4900
              Fax: (813) 881-0627

FOR IMMEDIATE RELEASE

Tropical Reports Its Fourth Quarter and Fiscal Year End Results
As Well As Changes in Management

TAMPA,  Florida,  November  19,  2002 - Tropical  Sportswear  Int'l  Corporation
(Nasdaq: TSIC) announced its fourth quarter and fiscal year end results.

Net sales for the  fourth  quarter  of 2002  increased  9% to $117.0  million as compared  with $107.0  million in the same period last year.  Net income  before special  items for the fourth  quarter  was $3.0  million,  or $0.27 per diluted share,  as compared  with net income before  special  items of $1.4 million,  or
$0.17 per diluted share in the same period last year.

In connection with the previously announced "Project Synergy" consolidation, the
Company  recorded  an  after-tax  charge in the  fourth  quarter of 2002 of $2.3 million.  The Company also recorded an extraordinary  gain of $412,000 resulting from the final purchase  accounting  adjustments  related to the  acquisition of
Duck Head. Including the charge and the extraordinary gain, the Company reported net income of $1.3  million,  or $0.12 per diluted  share,  as compared with net income of $2.2 million, or $0.27 per diluted share in the same period last year.
Weighted  average shares have increased in fiscal 2003 due to 3.0 million shares of common stock issued in a secondary public offering in June 2002.

Gross margin for the fourth quarter of 2002 was 26.9% as compared with 29.3% for the same period last year.  Excluding the "Project  Synergy"  charge,  operating expenses for the fourth quarter of 2002 as a percentage of net sales were 20.9%, as compared with 23.8% for the same period last  quarter.  Excluding the charge, operating income for the fourth quarter of fiscal 2002 was $7.0 million, or 6.0%
of net sales, as compared with operating income of $5.9 million,  or 5.5% of net sales for the same period last year.

Christopher  B. Munday  commented,  "we are very pleased with a 119% increase in net income,  excluding special charges,  this quarter.  Our order base is strong and we were recently  awarded a sizable  program for tops in Wal-Mart  under the
George(TM)label.  Newness  and  innovation  continue  to be key in a soft retail environment."

Net sales for fiscal 2002 increased 6% to $463.9 million as compared with $436.4 million for fiscal 2001.  Including the after-tax Project Synergy charge of $9.7 million and an  extraordinary  gain of $412,000,  net income for fiscal 2002 was
$2.3 million,  or $0.26 per diluted share,  as compared with $11.2  million,  or
$1.45 per diluted share for the same period last year  including  special items.
Excluding the charge and the extraordinary  gain, net income for fiscal 2002 was
$11.6 million,  or $1.31 per diluted share,  as compared with $12.1 million,  or
$1.56 per diluted share for the same period last year excluding special items.

Gross margin for fiscal 2002 was 27.7%  compared  with 28.5% for the same period last year. Excluding charges in both periods, operating expenses for fiscal 2002 as a  percentage  of net sales were 20.9%,  as compared  with 20.3% for the same period last year. Excluding charges in both periods, operating income for fiscal
2002 was $31.3 million, or 6.7% of net sales, as compared with $36.1 million, or
8.3% of net sales for the same period last year.

The Company also  announced that William W. Compton has agreed to resign as CEO,
Chairman  and a member of the Board  following  a review by a  Committee  of the
Board of Directors  of recent  management  issues  related to Mr.  Compton.  The issues  related to Mr.  Compton  are not  systemic  to the  Company and will not result  in  any  adjustments  to or  restatements  of  the  Company's  financial statements.

The Board of Directors  has reached an agreement  with Mr.  Compton  whereby the
Company will make certain cash payments and provide other  non-cash  benefits to
Mr. Compton in return for several  restrictive  covenants and a general  release contained in a Separation Agreement. As a result of the Separation Agreement and related expenses, the Company will record a pre-tax charge of approximately $5.7 million during its first quarter of fiscal 2003.

Mr. Compton's letter of resignation  stated that "my recent diagnosis of Chronic
Lymphocytic  Leukemia and concern about my continuing  health have  convinced me that  agreeing to resign is in the best  interest of my family,  the Company and
me."

The Company  also  announced  today that its Board of  Directors  has  appointed
Christopher B. Munday as Chief Executive Officer in addition to his current role as President.  Mr. Munday will assume  responsibility for all aspects of Company operations  and will  report  directly  to the Board of  Directors.  He has been
President  of the Company  since July 2001 and was  previously  President of the
Company's European division.

The Company also announced that its Board of Directors has elected Michael Kagan as a non-executive  Chairman of the Board.  Mr. Kagan, the Company's former Vice
Chairman and Chief  Financial  Officer who retired from the Company in August of this year,  will assist the Board in guiding the Company's  strategic  direction and will not be involved in the day-to-day operations of the Company.

Mr.  Munday  stated,  "I am pleased that Mike has agreed to return to TSI and to assume  the role of  Chairman  of the  Board.  Mike has vast  experience  in our business and we look forward to his helpful guidance."

The  Company  was  recently  notified  by S&P  that it  has raised its long-term corporate  credit rating on  the Company. S&P indicated the  upgrade  was due to an improved  financial  profile  resulting  from the recent  stock  offering and repayment of certain debt. The Company's liquidity position remains very strong.
The Company has over $39 million in cash and no balance  outstanding on its $110 million revolving credit agreement.

Mr. Munday added, "the retail  environment  remains  difficult.  This situation, coupled with the Company having  delivery issues  associated with  consolidating our El Paso and  Tampa  cutting  facilities,  has had a  negative  impact on the
Company's  expected results for the first quarter of fiscal 2003.  Additionally, the Company  now  expects the costs  associated  with  Project  Synergy  will be approximately $17 million to $18 million. The consolidation is still expected to be completed by March 2003 and the expected  annual cost savings  continue to be approximately $4.5 million."

Based on current  circumstances,  the  Company  expects  net sales for the first quarter of fiscal 2003 of approximately  $95 million to $100 million.  Excluding any special charges,  the Company expects to break even for the first quarter of fiscal 2003.  For the entire  fiscal 2003,  the Company  expects sales growth of approximately 3% to 5% and net income growth,  excluding special charges, of 10%
to 15%.

The  Company's  most current  releases may be viewed on the Worldwide Web at the
Company's website at www.tropicalsportswear.com.

On November 19, 2002 at 9:00 am (EDT),  the Company will host a conference  call to discuss the fourth quarter and fiscal year end results. The dial in number is
1-703-871-3077. For those who cannot listen to the live broadcast, a replay will be  available  for two  weeks  after the call.  To  listen to the  replay,  call
1-703-925-2435 and enter pass code 6301773.

The call will also be broadcast  live over the Internet  via  www.viavid.com  or
www.tropicalsportswear.com.  For those who are unavailable to listen to the live broadcast,  a replay will be available  shortly  after the call on the above web site for two weeks.

TSI is a designer,  producer and marketer of  high-quality  branded and retailer private branded apparel  products that are sold to major retailers in all levels
and  channels  of  distribution.   Primary  product  lines  feature  casual  and
dress-casual  pants,  shorts,  denim  jeans,  and woven and knit shirts for men, women,  boys and girls.  Major owned brands include  Savane(R),  Farah(R),  Duck
Head(R),  Flyers(TM),  The Original Khaki Co.(R),  Bay to Bay(R), Two Pepper(R),
Royal Palm(R),  Banana Joe(R),  and Authentic Chino Casuals(R).  Licensed brands include  Victorinox(R),  the makers of the original  Swiss  Army(TM)Knife,  Bill
Blass(R),  Van Heusen(R),  and John Henry(R).  Retailer  national private brands that  we  produce  include  Puritan(R),  Member's  Mark(R),  Sonoma(R),  Croft &
Barrow(R),   St.  John's  Bay(R),   Charter  Club(R),   Roundtree  &  Yorke (R),
Geoffrey Beene(R),  G.H. Bass(R),  Izod(R), and White Stag(R). TSI distinguishes itself by providing major retailers with comprehensive brand management programs and uses advanced  technology to provide  retailers with  customer,  product and market  analyses,  apparel design,  and  merchandising  consulting and inventory forecasting with a focus on return on investment.

This press release contains forward-looking statements, which are subject to the safe harbor  created by the Private  Securities  Litigation  Reform Act of 1995.
Management cautions that these statements represent projections and estimates of future  performance and involve certain risks and  uncertainties.  The Company's
actual  results  could  differ   materially  from  those  anticipated  in  these
forward-looking statements as a result of factors including, without limitation, the  inability  to  achieve  projected  revenue  and  earnings  in fiscal  2003, disruptions in the business associated with the consolidation of the cutting and administrative  functions of the Savane  division from El Paso,  Texas to Tampa,
Florida; disruptions in the business associated with discontinuing production in the partially owned plants in Fiji;  failure to achieve the planned cost savings associated with the consolidation and  reorganization;  failure of the Company's customers to accept the Company's  post-consolidation  integrated production and selling of products;  disruption in the business  associated with the changes in management  referenced  in this  press  release,  general  economic  conditions, including but not necessarily  limited to,  recession or other cyclical  effects impacting  our  customers  in the US or  abroad,  changes in  interest  rates or currency  exchange  rates;  potential  changes in demand in the  retail  market;
reduction in the level of the consumer  spending;  the availability and price of raw  materials and global  manufacturing  costs and  restrictions;  increases in costs;  the continued  acceptance of the Company's  existing and new products by its major  customers;  the financial  strength of the Company's major customers;
delays or other  difficulties in implementing  the Company's  business plans for
Duck Head;  delays  associated with the timing of shipment and acceptance of the
Victorinox(R)apparel line; the ability of the Company to continue to use and the
Company's existing and prospective  customer's  continued  acceptance of certain licensed trademarks and tradenames, including Victorinox(R), John Henry(R), Bill
Blass(R), and Van Heusen(R); business disruptions and costs arising from acts of terrorism or military activities around the globe; and other risk factors listed from time to time in the Company's reports  (including its Annual Report on Form
10-K) filed with the U.S. Securities and Exchange Commission.  In addition,  the estimated  financial  results  for any period do not  necessarily  indicate  the results that may be expected for any future period,  and the Company  assumes no obligation to update them.

                                                    - FINANCIAL TABLES TO FOLLOW -

                                                 Tropical Sportswear Int'l Corporation

                                              Condensed Consolidated Statements of Income
                                        (amounts in thousands except share and per share data)

                                                     Three Months Ended                        Year Ended
                                             ------------------------------------  ------------------------------------
                                              September 28,      September 29,      September 28,      September 29,
                                                   2002               2001               2002               2001
                                             -----------------  -----------------  -----------------  -----------------

Net sales                                            $116,994           $107,033           $463,877           $436,436
Cost of goods sold                                     85,544             75,632            335,470            311,880
                                             -----------------  -----------------  -----------------  -----------------
Gross profit                                           31,450             31,401            128,407            124,556
Selling, general and administrative
expenses                                               24,441             25,518             97,157             88,509
Other                                                   3,814                 --             16,130              2,774
                                             -----------------  -----------------  -----------------  -----------------
Operating income                                        3,195              5,883             15,120             33,273

Other expenses:
Interest, net                                           2,274              3,704             12,955             15,261
Other, net                                              (205)                126            (1,002)                989
                                             -----------------  -----------------  -----------------  -----------------
                                                        2,069              3,830             11,953             16,250

Income before income taxes                              1,126              2,053              3,167             17,023
Provision for income taxes                                213                692              1,258              6,593
                                             -----------------  -----------------  -----------------  -----------------
Net income before extraordinary item                      913              1,361              1,909             10,430

Extraordinary item - gain on negative
goodwill                                                  412                800                412                800

                                             -----------------  -----------------  -----------------  -----------------
Net income                                             $1,325             $2,161             $2,321            $11,230
                                             =================  =================  =================  =================

Basic net income per share:
  Net income before extraordinary item                  $0.08              $0.18              $0.22              $1.36
  Extraordinary item                                     0.04               0.10               0.05               0.11
                                             -----------------  -----------------  -----------------  -----------------
  Net income per share                                  $0.12              $0.28              $0.27              $1.47
                                             =================  =================  =================  =================
Weighted averages shares-Basic                     11,029,000          7,689,000          8,665,000          7,657,000

Diluted net income per share:
  Net income before extraordinary item                  $0.08              $0.17              $0.22              $1.34
  Extraordinary item                                     0.04               0.10               0.04               0.11
                                             -----------------  -----------------  -----------------  -----------------
  Net income per share                                  $0.12              $0.27              $0.26              $1.45
                                             =================  =================  =================  =================
Weighted averages shares-Diluted                   11,126,000          7,863,000          8,857,000          7,771,000

                                                 Tropical Sportswear Int'l Corporation

                                                 Condensed Consolidated Balance Sheets
                                                        (amounts in thousands)

                                                                             September 28,       September 29,
                                                                                  2002                2001
                                                                            -----------------   -----------------
                    ASSETS

          Current assets:
             Cash                                                                 $  39,384             $  1,714
             Accounts receivable                                                     91,009               86,908
             Inventories                                                             74,797               73,083
             Deferred income taxes                                                    9,533               15,040
             Prepaid expenses and other current assets                               13,460               18,675
                                                                            -----------------   -----------------
                         Total current assets                                       228,183              195,420

          Property & equipment, net                                                  48,473               47,441
          Intangible assets, including trademarks and goodwill                       47,326               49,455
          Other assets                                                               12,226               16,914
                                                                            -----------------   -----------------
                         Total assets                                              $336,208             $309,230
                                                                            =================   =================

                    LIABILITIES AND SHAREHOLDERS' EQUITY

          Current liabilities
             Accounts payable and accrued expenses                                 $ 60,599             $ 61,973
             Current portion of long-term debt and capital leases                     1,251                2,542
                                                                            -----------------   -----------------
                         Total current liabilities                                   61,850               64,515

          Long-term debt and capital leases                                         108,922              148,772
          Deferred income taxes                                                       2,881                6,402
          Other non-current liabilities                                               6,183                3,274
                                                                            -----------------   -----------------
                          Total liabilities                                         179,836              222,963

          Shareholders' equity:
             Preferred stock                                                              -                    -
             Common stock                                                               110                   77
             Additional paid in capital                                              88,549               18,851
             Accumulated other comprehensive loss                                   (5,122)              (3,175)
             Retained earnings                                                       72,835               70,514
                                                                            -----------------   -----------------
                         Total shareholders' equity                                 156,372               86,267
                                                                            -----------------   -----------------

                         Total liabilities and shareholders' equity                $336,208             $309,230
                                                                            =================   =================